Exhibit 99.1

FINISH LINE REPORTS RECORD FIRST QUARTER EARNINGS

INDIANAPOLIS June 30, 2003—Alan H. Cohen, President and Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the first quarter ended May 31, 2003.

FIRST QUARTER RESULTS:

Net sales increased 22% (twenty-two percent) to $207.8 million for the thirteen weeks ended May 31, 2003 (the “first quarter” or “Q1”) compared to $170.6 million reported for the thirteen weeks last year ended June 1, 2002 (“Q1 LY”). Comparable store net sales increased 14% (fourteen percent) for Q1 on top of a 3% (three percent) increase reported for Q1 LY.

Net income for Q1 was $6.5 million or $.28 per diluted share versus $3.7 million or $.15 per diluted share in Q1 LY, an increase of 87% in diluted earnings per share. Diluted weighted average shares outstanding were 23,678,000 for the thirteen weeks ended May 31, 2003, versus 24,986,000 shares outstanding for the thirteen weeks ended June 1, 2002.

Merchandise inventories were $182.2 million at May 31, 2003 compared to $161.9 million at June 1, 2002. On a per square foot basis merchandise inventories at Q1 increased approximately 6% (six percent) compared to one year ago.

The Company operated 490 stores at May 31, 2003, an increase of 9% (nine percent) over the 451 stores operated one year ago. For the quarter, the Company opened 15 new stores, remodeled 10 existing stores and closed 2 stores. Total retail square footage increased 7% (seven percent) to 2,890,000 at May 31, 2003 versus 2,713,000 at June 1, 2002.

Mr. Cohen stated, “ We are pleased to report an 87% increase in diluted earnings per share for the first quarter of Fiscal 2004. We continue to drive significant improvement in our financial performance as gross profit margin improved 70 basis points from Q1 LY while SG&A expense also improved 100 basis points versus Q1 LY. Our strong sales performance in Q1 has continued through the first four weeks of June and we are well positioned and optimistic as we approach the Back-to-School selling season.”

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Tuesday July 1st. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 1317252). Those interested in listening to the call on the web can do so at www.finishline.com under Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 1317252). This replay will be available commencing at approximately 9:45 ET on Tuesday, July 1st and will remain available through July 2nd. In addition, the replay will be available on the web at www.finishline.com under Investor Relations.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the Company’s ability to successfully execute and benefit from its repositioning plan; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, activewear and accessories. The Company currently operates 496 stores in 46 states.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended May 31, 2003	Thirteen Weeks Ended June 1, 2002
Net Sales	$207,805	$170,576
Cost of Sales (including occupancy expenses)	147,094	121,998

Gross profit	60,711	48,578
Selling, general, and administrative expenses	50,525	43,089
Interest income (net)	200	348

Income before income taxes	10,386	5,837
Income taxes	3,843	2,160

Net income	$6,543	$3,677

Diluted weighted average shares outstanding	23,678	24,986

Diluted net income per share	$0.28	$0.15

Number of stores open at end of period	490	451

Condensed Consolidated Balance Sheet

ASSETS	May 31, 2003	March 1, 2003
	(Unaudited)
Cash and cash equivalents	$70,823	$73,399
Marketable securities	502	506
Merchandise inventories	182,240	158,780
Other current assets	16,036	14,547
Property and equipment, net	101,785	94,962
Other assets	7,172	7,884

Total assets	$378,558	$350,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$102,352	$81,677
Deferred rent payments	8,930	8,900
Stockholders’ equity	267,276	259,501

Total liabilities and stockholders’ equity	$378,558	$350,078

CONTACT

The Finish Line, Inc., Indianapolis

Steven J. Schneider, 317/899-1022 ext 3350

Executive Vice President—COO & CFO